  Exhibit 4.4

HUDSON Trademark
License
Agreement

Between

DUFRY INTERNATIONAL AG
(SWITZERLAND)

and

Hudson Group (HG) Inc
(USA)

HUDSON Trademark licence agreement

HUDSON Trademark License agreement

I. PARTIES

On one side

Dufry International AG, a Swiss stock corporation duly incorporated and existing under the laws of Switzerland with registered office at Hardstrasse 95, CH-4020 Basel, Switzerland
 (hereinafter referred to as "DIAG" or the “Licensor”)

and on the other side

Hudson Group (HG), Inc., a corporation duly incorporated and existing under the laws of the State of Delaware, United States of America with registered office at 1 Meadowlands Plaza New Jersey 07073 East Rutherford, USA

(hereinafter referred to as "HGI” or the “Licensee”)

HUDSON Trademark licence agreement

II. RECITALS

This agreement is to be read in conjunction with the Retail Shop Concept Development Agreement entered into by and between Licensor and Licensee as of March 16, 2010.

This agreement makes reference to the following facts:

I.
WHEREAS, the Dufry Group is one of the world’s leading operators of shops that sells luxury consumer products and is engaged in the retail business with “duty free” and “duty paid” concessions located at airports, borders, on cruise liners, seaports, ferries, railway stations and city centre locations;

II.
WHEREAS, DIAG is the owner of certain know-how, intellectual property rights, marks, and confidential information relating to the design, development, marketing concepts, operation and management of retail shops, as defined herein;

III.
WHEREAS, HGI acknowledges the prior contribution of DIAG to the HUDSON Trademark and marketing intangibles, including its Development, Enhancement, Maintenance, Protection and Exploitation (hereinafter referred to collectively as “DEMPE”);

IV.
WHEREAS, DIAG and HGI acknowledge that DIAG will be in charge of all DEMPE functions related to the HUDSON Trademark;

V.
WHEREAS, the Parties have entered into an Agreement for Development of Retail Shop Concepts ("RSC Agreement") effective as of the Effective Date January 4, 2010, under which DIAG engaged HGI to perform services in order to maintain and further develop the intellectual property associated with the Hudson Trademark;

VI.
WHEREAS, DIAG has determined that Hudson Ltd., a company incorporated under the laws of Bermuda and wholly owned subsidiary of DIAG, will list its Class A Common Shares on the New York Stock Exchange (the “NYSE Listing”), in connection with which DIAG will offer a certain number of such Class A Common Shares for sale in an initial public offering “(IPO”); and

VII.
WHEREAS, Hudson Ltd. will become the indirect parent company of HGI as part of a series of transactions among various direct and indirect subsidiaries of DIAG (the “Reorganization”), and in connection with the NYSE Listing, IPO and Reorganization, HGI wishes to acquire, and DIAG is willing to grant to HGI, (a) a licence to the Trademark for HGI’s own use as well as the right to sub-licence the Trademark to subsidiaries of HGI under the terms and conditions of this Agreement and (b) an exclusive license to utilize the know-how, intellectual property rights, marks, and confidential information for the territory and period stipulated in the this Agreement solely in accordance with the terms and conditions of this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which is acknowledged by each of the parties hereto) the parties covenant and agree each with the other as follows:

HUDSON Trademark licence agreement

II. DEFINITIONS AND INTERPRETATION

A. DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:

●
“Affiliate” shall mean any subsidiary or controlled affiliate, which includes any legal entity that is directly or indirectly, through the majority of voiting rights, equity capital or otherwise by exercising a controlling influence, controlled by a Party.

●
“Agreement” shall mean this Agreement.

●
"Effective Date" shall mean the date as from which this Agreement shall be deemed effective in accordance with Article 4 below.

●
“Territory” shall mean the Territory referred to in Article 2.

●
“HGI Group” shall mean HGI and its subsididaries and controlled affiliates.

●
“IP Rights” shall mean collectively certain trademarks, trade-name related marketing intangibles or other intellectual property rights, which are legally and/or economically owned by DIAG or to which DIAG has a right of use, all as further defined in Article 3.

●
“Fair Value” shall mean purchase price determined by an external valuation report prepared by KPMG Switerland.

●
"The Dufry Group" shall mean all the companies affiliated to the Parties by whatsoever corporate links in whatever jurisdiction.

●
“Party” or “Parties” shall mean DIAG and HGI referred to alone or collectively.

●
“Shops” shall mean brick and mortar travel retail outlets, spaces, or concessions operated by HGI and its permitted sub-licensees (if any) in the Territory with the approval of DIAG.

HUDSON Trademark licence agreement

B. INTERPRETATION GUIDELINES

●
A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them

●
A reference to an article, a clause, a chapter or a schedule is a reference to an article, a clause, a chapter or a schedule of this Agreement.

●
The singular includes the plural and conversely, unless otherwise expressly indicated.

HUDSON Trademark licence agreement

III. COVENANTS

Article 1      Object
Subject to and in accordance with the terms and conditions of this Agreement, DIAG agrees to grant and herewith grants to Licensee the right to use the IP Rights as further defined under Article 3 below for the purpose of the operation of the Shops in the Territory.

This Agreement sets forth the terms and conditions of, as well as the respective rights and obligations of, both Parties under the terms of this grant.

Article 2      Territory
The "Territory" shall mean and include the continental United States, Hawaii and Canada.

Article 3      IP Rights
The IP Rights are limited to the following:

●
The HUDSON Brand/Trademark (including logo and signage, as well as applicable colours and fonts) (the “Trademark”);

●
Global Brand Guidelines (technical details regarding application of the brand);

●
How to utilise the logo within stores (e.g. on banners, logos, point of sale machines, sales tickets, plastic bags etc);

●
How to utilise the brand on stationary (letters, business cards, signage etc).

Article 4      Validity - Effective Date
This Agreement shall be effective as from January 1, 2018, which shall be deemed to be the Effective Date.

This Agreement has a term of 7 years validity from the Effective Date or terminated in accordance with Article 18 hereunder.

Article 5      Sub-Licence
HGI has the full right to sub-licence to its Affiliates. HGI shall under the terms of this Agreement not have the right to grant any sub-licences of the Trademark to any other third parties without DIAG’s prior written consent, which shall not be unreasonably withheld. HGI shall procure that any of its sub-licensees fully comply with the terms and conditions of this Agreement and HGI shall be responsible for any acts (and omissions) of its sub-licensees as if they were HGI's own acts (and omissions).

Article 6      Remuneration
The license granted by this Agreement shall be fully paid and royalty free. For the avoidance of doubt, this Agreement shall not supersede any provision of any franchise agreement between DIAG and any member of the HGI Group

HUDSON Trademark licence agreement

Article 7      Licensee’s Rights And Obligations

7.1      Exercise of Trademark
HGI has the right and the obligation to make full use of the Trademark in accordance with the terms and conditions of this Agreement and DIAG's instructions during the term of validity of this Agreement. Furthermore HGI acknowledges and agrees that the Trademark granted in this Agreement applies only in connection with the Shops and the products and – if at all applicable – services sold therein and may not be used for any other purpose.

HGI hereby undertakes to exercise the Trademark in such a manner which is not in any manner detrimental for the business and/or the reputation of DIAG and/or the Dufry Group.

7.2      Use of Intellectual Property
All use of the IP Rights shall conform fully with all written policies, standards and instructions of DIAG supplied to HGI from time to time. HGI may not use the IP Rights in a manner, which would injure the reputation or goodwill of DIAG or the Dufry Group. HGI further agrees that it will not use the IP Rights for activities, products and services, which are not within the scope of business operation of the Shops.

HGI hereby agrees that any use of the IP Rights by HGI outside the terms and conditions of this Agreement is and shall be deemed as infringement of DIAG’s rights.

Article 8      DIAG’s Rights And Obligations

8.1      Provision of Materials
DIAG undertakes to provide HGI with the rights owned by or licensed to DIAG and with information and materials which DIAG deems reasonably necessary or convenient in order to enable HGI to exercise its rights in accordance with this Agreement.

8.2      Exclusivity
DIAG commits to abstain, as long as this Agreement remains in force, from granting to any other person or entity a license to the Trademark for the Territory.

8.3      Trademark Maintenance
Without prejudice to any other term of this Agreement (including, without limitation, Articles 13 and 14), DIAG undertakes to use its commercially reasonable best efforts to maintain and defend the Trademark during the term of this Agreement. Notwithstanding the foregoing in this Article 8.3, the Parties agree that DIAG may in its sole discretion at any time during the term of this Agreement make changes to the IP Rights, including, without limitation, by amending the Trademark and/or any of the marketing intangibles and/or by amending, adding and/or removing trademark registrations to resp. from the scope of the license grant.

Article 9      Ownership Of Intellectual Property
The parties hereto hereby acknowledge that between the Parties DIAG is the exclusive owner or has otherwise the exclusive right to use and license the IP Rights and all goodwill associated therewith. Furthermore the parties expressly agree that except as expressly provided in this Agreement, HGI acquires no right, title or interest in any of the IP Rights or related marketing intangibles. HGI shall not in any manner represent that it has any economic ownership interest in the IP Rights or applications thereof. HGI may not at any time dispute or contest, directly or indirectly, the validity, ownership or enforceability of any of the IP Rights, nor directly or indirectly attempt to dilute the value of the goodwill attached to any of the IP Rights.

HUDSON Trademark licence agreement

Article 10      Registration Of HGI As Registered User
Should the registration of HGI as registered user of the IP Rights be possible, necessary or convenient in any public or private register, HGI agrees, upon request by DIAG made at any time after the execution of this Agreement, to join DIAG in applying for such registration as registered user or any analogue registration in respect to the IP Rights or a part of them. HGI agrees to execute all documents and do all acts necessary or convenient to obtain such registration, as well as any documents, which might be necessary for the variation, completion or cancellation of such registration.

HGI shall not at any time during the term of this Agreement or at any time after its termination use its capacity as registered user of the IP Rights to do any act or assist any person in doing any act which may in any way invalidate, impair or prejudice the rights or title of DIAG, whichever nature these rights might have, in the IP Rights.

Article 11      Other Marketing Intangibles
As far as registered or registerable, HGI undertakes hereby not to register the Trademark and/or marketing intangibles or any marketing intangibles confusingly similar thereto. Any application or registration in breach of this Article shall endure to the benefit of and be beneficially owned by DIAG. HGI shall assign to DIAG at its request and its own expense all rights, title and interest in any such application or registration.

Article 12      Quality Control, Inspection & Reporting

12.1      Quality Control
HGI agrees that it shall only exercise the Trademark within the scope of business of the Shops and that such operation shall conform in nature and quality and shall be performed by HGI in compliance with this Agreement, as well as in accordance with the quality standards and specifications set by DIAG, in its sole discretion from time to time. Without limiting the foregoing, HGI agrees that the operation of the Trademark by HGI shall be of high quality standards prevailing in the sector and consistent with that quality standard maintained by DIAG in connection with comparable businesses. HGI further agrees that the operation of the Trademark shall be in conformity with all laws, rules and regulations applicable to HGI as well as with the laws applicable in the Territory.

12.2      Inspection
DIAG or its authorised agents shall have the right at any time to inspect the Shops, the performance thereof and any relevant documents, materials and records related to the Shops in order to determine whether HGI has complied with its obligations under this Agreement.

12.3      Reporting
HGI agrees to report to DIAG at the latter's request about the exercise and use of the Trademark by HGI and its sub-licensees and their compliance with the terms and conditions of this Agreement. For the purposes of this reporting, DIAG shall be entitled to provide HGI with a standard form to be filled in by HGI. HGI undertakes further, at the request of DIAG, to have its statutory independent auditors certifying the completeness and accuracy of such reports.

HUDSON Trademark licence agreement

Article 13      Infringement By Unauthorised Persons
HGI agrees to immediately give notice to DIAG of any conflicting use or any act of infringement or passing off by unauthorized persons which comes to its or its sub-licensees attention involving the IP Rights or any variation or imitation thereof. Upon DIAG's request, HGI shall provide at its own cost all reasonable support and assistance to DIAG in any action taken by DIAG to defend against any infringement of and/or to enforce its rights.

Article 14      HGI’s Infringement of Third Parties’ Rights
HGI agrees to immediately give notice to DIAG of any demand, claim and/or action involving the IP Rights that is made or threatened by any person against HGI and/or any of its sub-licensees. HGI shall, and shall cause its relevant sub-licensee(s) to, upon DIAG's option and request, allow (i) either DIAG to undertake the defence against any such demand, claim and/or action or (ii) defend against such demand, claim and/or action in accordance with DIAG's instructions. HGI and/or its sub-licensees shall not agree to any settlement or any judicial finding or award that is reviewable by a higher authority without the express prior written approval of DIAG. HGI shall, and shall cause its relevant sub-licensee(s) to, further implement the measures identified by DIAG to prevent any further infringement of any third party rights by the use of the IP Rights.

Article 15      Confidentiality
Both parties acknowledge that by virtue of this Agreement they may have direct or indirect access and acquire knowledge of the other Party’s confidential information. Both parties undertake hereby to hold in absolute confidence all and any information and not to use, disclose, reproduce or dispose of any information in any manner other than (i) as expressly provided for in this Agreement, or (ii) required under applicable law or regulation, in the good understanding that the undertaking contemplated in this Article 16 shall survive in case of termination of this Agreement, being irrelevant the reasons of such a termination.

Article 16      Transferability
This Agreement and all rights and obligations arising here from shall not be transferred by either party to a third party without the express previous consent from the other party, which shall be in writing.

Article 17      No Represenations or Warranties
Notwithstanding any other provision in this Agreement, HGI acknowledges and agrees that the IP Rights are made available to HGI on an "as-is" basis without any representation or warranty, including, without limitation, without any representation or warranty regarding the validity, enforceability and/or non-infringement of the IP Rights. To the maximum extent permitted by applicable law, DIAG hereby disclaims any liability for any damages or detrimental consequences which may arise for the HGI as a direct or indirect consequence of the HGI's exercise of its rights or fulfilment of its obligations under this Agreement.

HUDSON Trademark licence agreement

Article 18      Termination
In the event either Party defaults on its obligations as provided for in this Agreement, the other Party shall give the defaulting Party written notice of said default. If the defaulting Party does not cure said default to the satisfaction of the other Party and notifies in writing such other Party of such cure within 10 (ten) calendar days after receipt of the notice of default, then the Party having given notice of default may terminate this Agreement. This termination shall then be effective immediately upon notification of termination.

Without limiting the generality of the foregoing statement, and just with explanatory effect, this Agreement may be terminated by either party with immediate effect in the following cases:

(i)
if the other party is in an insolvency, bankruptcy or similar situation or in any other legal situation which might lead thereto;

(ii)
if there is any change in the ownership of more than 50% of the other party’s voting stock (other than in case of Dufry group internal restructuings), including but not limited to the case of expropriation, nationalisation or whatsoever manner of exercise of governmental control upon the other party.

The Parties further agree that this Agreement shall terminate upon the effective date of any termination or expiry, if any, of the Master Relationship Agreement entered into between Franchisor and Hudson Ltd. dated February 1, 2018.

Article 19      HGI's Obligations On Termination
Upon the proper termination of this Agreement for any reason whatsoever, HGI shall immediately cease to be a licensee of DIAG and shall immediately cease to exercise, directly or indirectly, in any manner whatsoever any rights arising out of the Trademark and shall, forthwith upon request by DIAG, sign all documents and take such actions as may be necessary to cancel any registration in whatsoever register of HGI as a user of the Trademarks and/or the marketing intangibles. Further HGI shall return to DIAG, at the sole discretion of DIAG, all materials which have been provided by DIAG.

Article 20      No Goodwill Redundancy On Termination
Any and all goodwill which accrues or which has accrued from the Trademark has accrued and shall accrue for the benefit of DIAG and if so requested by DIAG at any time or on the termination of this Agreement, HGI shall assign all goodwill to DIAG.

For the case that HGI has prior to the date of execution of this Agreement already exercised any right inherent to the Trademark, HGI acknowledges that all such use has been under the control of DIAG. Insofar as HGI might have been regarded as the proprietor of the IP Rights for the purposes of any applicable law, HGI hereby confirms that it has abandoned in favour of DIAG its proprietorship in the IP Rights.

Consequently, upon the proper termination of this Agreement for any reason whatsoever, HGI shall in no case be entitled to receive from DIAG any kind of compensation, redundancy fee or whatever payment from DIAG on the basis of any goodwill which might have arisen out of HGI’s compliance with its obligations under this Agreement.

HUDSON Trademark licence agreement

In the unlikely case that any applicable law would vest HGI with any right to claim from DIAG any payment based on goodwill, HGI hereby waives, to the full extend permitted by law, any right to claim such payment and simultaneously declares hereby that, in case of its entitlement being compulsory by law, it hereby assigns any payment in full to DIAG without requesting any compensation therefore.

Article 21      Entire Agreement
This Agreement constitutes the entire agreement between the parties in connection to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions with respect to the subject matter hereof whether written or oral. Except as provided in this Agreement, there are no conditions, representations, warranties, undertakings, promises, inducements or agreements whether direct or indirect, collateral, expressed or implied made by DIAG to HGI.

No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by authorised officers of DIAG and HGI.

Article 22      Other Contractual Relationships Between The Parties
The parties hereto acknowledge that they have or may have in the future other contractual relationships between them. It is both parties’ interest and intention that the different contractual relationships between the parties are kept separated from each other and that the matters regulated in this Agreement shall in no way be affected by any term or condition other than those set forth in this Agreement.

Article 23      Severability
The invalidity or unenforceability of any provision or any covenant of this Agreement in any jurisdiction shall not affect the validity or enforceability of such provision or covenant in any other jurisdiction or of any other provision or covenant hereof or herein contained and any invalid provision or covenant shall be deemed to be severable. The Parties shall negotiate in good faith in order to replace the provision declared invalid or unenforceable with a new provision, valid and enforceable, which preserves the original intention of the parties.

Article 24      Successors And Assignees
This Agreement shall endure to the benefit of and be binding upon DIAG and HGI and their respective legal representatives, successors and permitted assignees.

Article 25      Independent Parties
HGI is and will at all times remain an independent party of DIAG and is not and shall not represent itself to be the agent, joint venturer or partner of DIAG. No representations will be made or acts taken by HGI which could establish any apparent relationship of agency, joint venture or partnership and DIAG shall not be bound in any manner whatsoever by any agreements, warranties or representations made by HGI to any other person or with respect to any other action of HGI. No acts of assistance given by DIAG to HGI shall be construed to alter this relationship.

HUDSON Trademark licence agreement

Article 26      Costs And Taxes

26.1      Costs
All costs related to the implementation of this Agreements and the execution of any actions therefore, such as but not limited to HGI’s registration in any relevant register, renewal procedures thereof or whatsoever governmental fees, shall be borne by DIAG. For the avoidance of doubt, this Article 26.1 shall not apply to the costs of the use of the IP Rights, including, without limitation, the operation of the Shops, by HGI and its sub-licensees.

26.2      Taxes
DIAG shall be completely responsible for any taxes now or hereafter imposed on DIAG with respect to the transactions contemplated hereunder, and HGI shall be completely responsible for any taxes now or hereafter imposed on HGI with respect to the transactions contemplated hereunder.

Article 27      Force Majeure
Neither DIAG nor HGI shall be liable in damages, or shall be subject to termination of this Agreement by the other party, for any delay or default in performing any obligation hereunder if that delay or default is due to any cause beyond the reasonable control and without fault or negligence of that party, provided that, in order to excuse its delay or default hereunder, a party shall notify the other of the occurrence or the cause, specifying the nature and particulars thereof and the expected duration thereof, and provided, further, that within 15 (FIFTEEN) calendar days after the termination of such occurrence or cause, that party shall give notice to the other party specifying the date of termination thereof. All obligations of both parties shall return to being in full force and effect upon termination of such occurrence or clause.

For the purposes of this Agreement, a "cause beyond the reasonable control" of a party shall include, without limiting the generality of the phrase, any act of God, act of any government (excepting the causes contained in Article 19.2), or other statutory undertaking, industrial dispute, fire, explosion, accident, power failure, flood, riot, or war (declared or undeclared).

Article 28      Non-Waiver And Cumulative Rights
The failure of either party to exercise any right, power or option given hereunder or to insist upon the compliance with the terms and conditions hereof by the other party shall not constitute a waiver of the terms and conditions of this Agreement with respect to that or any other or subsequent breach thereof nor a waiver by the non-exercising party of its rights at any time thereafter to require strict compliance with all terms and conditions hereof including the terms or conditions with respect to which non-complying party has failed to exercise such right or option. The rights of each party hereunder are cumulative.

Article 29      Notices
All notices, consents and approvals (hereinafter referred to as a "Notice") permitted or required to be given hereunder shall be deemed to be sufficiently and duly given if written and delivered personally or sent by courier or transmitted by facsimile transmission or other form of recorded communication tested prior to transmission, addressed as follows:

HUDSON Trademark licence agreement

If to DIAG:

Dufry International AG
Brunngässlein 12
CH-4010 Basel
Switzerland

and if to HGI:

Hudson Group (HG) Inc
One Meadowlands Plaza, 11th Floor
East Rutherford
New Jersey, 07073

Any notice so given shall be deemed to have been received on the date of delivery if sent by courier, facsimile transmission or other form of recorded communication, as the case may be. Either party from time to time by Notice may change its address for the purposes of this Agreement.

Article 30      Applicable Law
This Agreement shall be governed and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles and excluding the UN Convention on Contracts for the International Sale of Goods.

Article 31      Dispute Resolution and Arbitration
Any dispute, controversy or claim arising out of or relating to this Agreement, or the validity, interpretation, breach or termination thereof, or any agreement or action contemplated thereby (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article 32, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.

The Board of Directors of either Party may submit any Dispute for resolution by mediation in accordance with the Swiss Rules of Commercial Mediation of the Swiss Chambers’ Arbitration Institution in force on the date when the request for mediation was submitted in accordance with these Rules. The seat of the mediation shall be Zurich, although the meetings may be held elsewhere. The mediation proceedings shall be conducted in English.

If a Dispute is not resolved by mediation as provided in this Article 32 within thirty (30) days of the selection of a mediator (unless the mediator chooses to withdraw sooner), either Party may submit the Dispute to be finally resolved by arbitration pursuant in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers’ Arbitration Institution in force on the date when the Notice of Arbitration was submitted in accordance with those Rules. The Parties consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.

HUDSON Trademark licence agreement

The number of arbitrators shall be three. The seat of the arbitration shall be in Zurich. The arbitral proceedings shall be conducted in English. The arbitration shall be conducted in accordance with the provisions for expedited procedure.

Article 32      Further Assurances
The parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect this Agreement to its full extent, including any kind of public deed or official document which could be required according to the laws of Switzerland, the laws of the Territory or to the laws applying to either HGI or the Trademark.

IN WITNESS THEREOF the parties hereto have entered into this Agreement on the date and place set hereunder and have executed it in two originals, both of them together constituting one and the same document.

For DIAG:

DATED at Basel this 1st day of February 2018

Signature:	/s/ Julián Díaz González	Signature:	/s/ Andreas Schneiter
Name:	Julián Díaz González	Name:	Andreas Schneiter
Title:	Director	Title:	Director

For HGI:

DATED at Basel this 1st day of February 2018

Signature:	/s/ Julián Díaz González	Signature:	/s/ Andreas Schneiter
Name:	Julián Díaz González	Name:	Andreas Schneiter
Title:	Director	Title:	Director